Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2019 Financial Results

Continued Growth Across All Revenue Streams with 13% Year-Over-Year Increase in Net Revenue

Improvement in Net Loss of 54%, Strong 18% Increase in Adjusted EBITDA1

Canal 1’s Concession License Extended for Ten Years through 2037 at No Additional Cost

MIAMI, FL — (August 2, 2019) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the second quarter ended June 30, 2019.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “Our business delivered strong results in the second quarter. We continue to defy the subscriber and advertising trends of the general market by providing our fast-growing and valuable audience with unique, must-have content not available on other channels or platforms.

WAPA’s quarter was highlighted by our brand new and innovative flagship newscast at 4PM, and the launch of our new daily reality competition series, “Guerreros.”  Both of these new programs have shown immediate ratings success and have further solidified our leadership position.

Pasiones launched on Spectrum in the second quarter, and saw its tenth consecutive quarter of ratings growth, delivering the highest ratings in its history.

CentroAmerica TV also continued its robust growth with a 47% increase in ratings compared to the second quarter of 2018. The quarter was highlighted by the El Salvador Soccer League championship, which delivered the highest sports ratings in the channel’s history.

Newly-enacted legislation extended Canal 1’s existing concession license for 10 years through 2037 at no additional cost, which is a tremendous result.”

Financial Results for the Three and Six Months Ended June 30, 2019

Net revenues were $39.1 million for the three months ended June 30, 2019, an increase of 13%, as compared to net revenues of $34.8 million for the same period in 2018. Net revenues were $74.3 million for the six months ended June 30, 2019, an increase of 16%, as compared to $63.8 million for the same period in 2018. Affiliate revenue for the three and six months ended June 30, 2019, increased $2.0 million, or 10%, and $4.9 million, or 13%, respectively, as compared to the same periods in 2018. These increases were due to contractual fee increases and subscriber growth, including the launch of Pasiones on Spectrum in April 2019 and continued restoration of Pay TV subscribers in Puerto Rico. Advertising revenue for the three and six months ended June 30, 2019, increased $0.9 million, or 6%, and $4.2 million, or 17%, respectively, as compared to the same periods in 2018. The increase in the three-month period was due to the timing of Miss Universe Puerto Rico, which was produced in the second quarter of 2019, as compared to the third quarter of 2018, while the increase in the six-month period was also due to the favorable comparison with the first quarter of the prior year period, which was negatively impacted by Hurricane Maria. Additionally, other revenue for the three and six months ended June 30, 2019, increased $1.4 million and $1.3 million, respectively, as compared to the same periods in 2018, driven by higher licensing revenue from our content library and revenue contributed by Snap Media, which was acquired in November 2018.

(1)                                 See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

Operating expenses were $25.1 million for the three months ended June 30, 2019, a decrease of 5%, as compared to operating expenses of $26.5 million for the same period in 2018. Operating expenses were $49.0 million for the six months ended June 30, 2019, a decrease of 3%, as compared to operating expenses of $50.7 million for the same period in 2018.  These decreases were due to lower stock-based compensation and depreciation and amortization, as well as hurricane related expenses incurred in the prior year periods, but not in the current year periods. The decrease in the six-month period was also due to a gain of $1.5 million related to reimbursements received in the current period from the Federal Communications Commission (“FCC”) for equipment purchases required as a result of the spectrum repack. The decreases in both periods were offset in part by higher programming and production expenses over the prior year period, when cost savings measures were implemented at WAPA following Hurricane Maria, as well as costs related to the production of Miss Universe Puerto Rico. The gain from the FCC spectrum repack is included in operating income, but backed out of Adjusted EBITDA.

Net loss attributable to Hemisphere Media Group, Inc. was $2.4 million for the three months ended June 30, 2019, as compared to net loss of $5.1 million for the same period in 2018. Net loss was $4.0 million for the six months ended June 30, 2019, as compared to net loss of $12.7 million for the same period in 2018.

Adjusted EBITDA was $17.5 million for the three months ended June 30, 2019, an increase of 18%, as compared to Adjusted EBITDA of $14.8 million for the same period in 2018. Adjusted EBITDA was $32.4 million for the six months ended June 30, 2019, an increase of 27%, as compared to Adjusted EBITDA of $25.4 million for the same period in 2018.

The Company affirms its forecast of mid-teen percentage growth in Adjusted EBITDA for the full year 2019, as compared to 2018.

As of June 30, 2019, the Company had $208.0 million in debt and $79.5 million of cash. The Company’s gross leverage ratio was approximately 3.1x, and net leverage ratio was approximately 1.9x.

During the three months ended June 30, 2019, the Company repurchased approximately 10,000 shares of common stock at a weighted average price of $12.90, for an aggregate purchase price of approximately $0.1 million. As of June 30, 2019, the Company completed its $25.0 million share repurchase plan which was announced on June 20, 2017.  The completed share repurchase plan does not include the additional $25.0 million authorized for opportunistic share repurchases.

During the three months ended June 30, 2019, the Company funded $8.1 million into its joint ventures, including $6.3 million in Canal 1, and $1.6 million in Pantaya.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2019 and 2018, as well as select financial data as of June 30, 2019 and December 31, 2018:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net revenues	$39,147	$34,791	$74,257	$63,826
Operating expenses:
Cost of revenues	11,317	10,834	21,531	20,261
Selling, general and administrative	10,813	11,108	21,714	21,692
Depreciation and amortization	2,556	4,020	6,623	8,017
Other expenses	422	541	653	774
Gain from FCC spectrum repack and other	(45)	(35)	(1,507)	(38)
Total operating expenses	25,063	26,468	49,014	50,706

Operating income	14,084	8,323	25,243	13,120

Other expenses, net:
Interest expense, net	(3,005)	(3,019)	(5,965)	(5,903)
Loss on equity investments	(9,784)	(8,826)	(17,160)	(18,621)
Total other expenses, net	(12,789)	(11,845)	(23,125)	(24,524)
Income (loss) before income taxes	1,295	(3,522)	2,118	(11,404)

Income tax expense	(3,643)	(1,584)	(6,199)	(1,261)
Net loss	$(2,348)	$(5,106)	$(4,081)	$(12,665)

Net (income) loss attributable to non-controlling interests	(10)	—	37	—
Net loss attributable to Hemisphere Media Group, Inc.	$(2,358)	$(5,106)	$(4,044)	$(12,665)

Reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net loss attributable to Hemisphere Media Group, Inc.	$(2,358)	$(5,106)	$(4,044)	$(12,665)
Add (Deduct):
Net income (loss) attributable to non-controlling interests	10	—	(37)	—
Income tax expense	3,643	1,584	6,199	1,261
Other expenses, net	12,789	11,845	23,125	24,524
Gain from FCC spectrum repack and other	(45)	(35)	(1,507)	(38)
Transaction and non-recurring expenses	429	1,020	660	1,259
Hurricane related expenses	—	513	—	1,049
Depreciation and amortization	2,556	4,020	6,623	8,017
Stock-based compensation	443	1,002	1,360	1,998
Adjusted EBITDA	$17,467	$14,843	$32,379	$25,405

Selected Financial Data:

(amounts in thousands)

	As of	As of
	June 30, 2019	December 31, 2018
	(Unaudited)	(Audited)

Cash	$79,481	$94,478
Debt (a)	$208,014	$209,081

Leverage ratio (b):	3.1x	3.5x
Net leverage ratio (c):	1.9x	1.9x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	June 30, 2019	December 31, 2018	June 30, 2018
U.S. Cable Networks:
WAPA America (b)	4,334	4,417	4,434
Cinelatino	4,611	4,639	4,652
Pasiones	4,842	4,360	4,546
Centroamerica TV	4,210	4,276	4,282
Television Dominicana	2,421	2,273	2,026
Total	20,418	19,965	19,940

Latin America Cable Networks:
Cinelatino	16,872	16,769	16,220
Pasiones	16,194	15,958	15,571
Total	33,066	32,727	31,791

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2019 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net loss attributable to Hemisphere Media Group, Inc., net income (loss) attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, other expenses, net, transaction and non-recurring expenses, hurricane related expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and six months ended June 30, 2019 and 2018.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter 2019 results at 10:00 AM ET on Friday, August 2, 2019. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 4063557.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, August 2, 2019 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 4063557.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,”

“strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O’Brien

(212) 704-8166

Danielle.obrien@edelman.com